Exhibit 2.2

MUTUAL TERMINATION AGREEMENT

This MUTUAL TERMINATION AGREEMENT(this “Agreement”) dated as of July 25, 2022 between Mountain Crest Acquisition Corp. III, a corporation with offices located at 311 West 43rd Street, 12th Floor, New York, NY 10036 (“MCAE”) and SME Investment Group Co., Ltd., a corporation having an office at 7th Floor, Unit 4, Kaitu Development Building, 33 Mongkok Road, Kowloon, China 999077 (“SME”). MCAE and SME are individually referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used herein but not otherwise defined shall have the meaning set forth in the Subscription Agreement (as defined below).

WHEREAS, MCAE and SME entered into a Subscription Agreement, dated January 26, 2022 (the “Subscription Agreement”) pursuant to which SME irrevocably subscribed for and agreed to purchase from MCAE the number of Shares set forth on the signature page of the Subscription Agreement on the terms and subject to the conditions provided for therein;

WHEREAS, the Parties desire to terminate the Subscription Agreement in accordance with its terms as set forth below; and

WHEREAS, Paragraph 8(b) of the Subscription Agreement provides for the termination of the Subscription Agreement upon mutual written agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the adequacy and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.             In accordance with the terms of the Subscription Agreement, the Parties agree that effective immediately as of the date hereof, the Subscription Agreement is hereby terminated in its entirety without any further action by any Party. The Parties further agree that upon termination the Subscription Agreement shall be void and of no further force and effect, and all rights and obligations of the Parties thereunder shall terminate without any further liability on the part of any Party in respect thereof.

2.             SME acknowledges and agrees that in accordance with Paragraph 8 of the Subscription Agreement, all monies paid by the SME to MCAE, if any, in connection the Subscription Agreement have been returned to SME.

3.             This Agreement shall be governed by and construed under the laws of the State of Delaware without regard to its conflict of laws principles.

4.             This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

Mountain Crest Acquisition Corp. III	SME Investment Group Co., Ltd

/s/ Suying Liu	/s/ Ting Jin Xiong
Suying Liu	Ting Jin Xiong
Chief Executive Officer	Chairman of the Board